Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 33-27294 and 333-109234) of Kellogg Company of our report dated June 24, 2011 relating to the financial statements and supplemental schedule of Kellogg Company Bakery, Confectionery, Tobacco Workers and Grain Millers Savings and Investment Plan, which appears in this
Form 11-K.

Detroit, Michigan

June 24, 2011